EXHIBIT 99.2

FELDMAN FINANCIAL ADVISORS, INC.

8804 MIRADOR PLACE

MCLEAN, VA 22102

202-467-6862

June 1, 2018

Boards of Directors

Banks of the Chesapeake, M.H.C.

Chesapeake Bank of Maryland

2001 East Joppa Road

Baltimore, Maryland 21234

Members of the Boards:

It is the opinion of Feldman Financial Advisors, Inc., that the subscription rights to be received by the eligible account holders and other eligible subscribers of Chesapeake Bank of Maryland (the “Bank”), pursuant to the Plan of Conversion (the “Plan”) adopted by the Boards of Directors of Banks of the Chesapeake, M.H.C. (the “Company”) and the Bank, do not have any ascertainable market value at the time of distribution or at the time the rights are exercised in the subscription offering.

In connection with the Plan, the Company will convert from the current mutual holding company structure to a stock holding company structure through the merger into CBM Bancorp, Inc. (“CBM Bancorp”), and CBM Bancorp will subsequently offer shares of its common stock for sale in a subscription offering to eligible account holders and other eligible subscribers. Any shares of common stock that remain unsubscribed for in the subscription offering will be offered by CBM Bancorp for sale in the community or syndicated offerings to certain members of the general public.

Our opinion is based on the fact that the subscription rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase shares of common stock of CBM Bancorp at a price equal to its aggregate estimated pro forma market value, which will be the same price at which any unsubscribed shares will be purchased in the community or syndicated offerings.

Changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external factors may occur from time to time, often with great unpredictability and may materially impact the value of savings institution common stocks as a whole or the value of CBM Bancorp alone. Accordingly, no assurance can be given that persons who subscribe to shares of common stock in the subscription offering will thereafter be able to buy or sell such shares at the same price paid in the subscription offering.

Sincerely,

FELDMAN FINANCIAL ADVISORS, INC.